EXHIBIT 4.38
                                                                    ------------

                                DATED 27 MAY 1999
                                -----------------









                                FLEXTECH plc (1)



                                 ADAM SINGER (2)







                       ----------------------------------

                                SERVICE AGREEMENT

                       ----------------------------------


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THIS AGREEMENT is made the 27 day of May One thousand nine hundred and ninety nine

BETWEEN

(1) FLEXTECH plc ("the Company") whose registered office is at The Quadrangle Imperial Square Cheltenham Gloucestershire GL50 1YX

and

(2) ADAM NICHOLAS SINGER ("the Executive") of 8 Oxhey Road, Oxhey, Watford, Herts WD1 4QE.

NOW IT IS HEREBY AGREED that the Company shall employ the Executive and the Executive shall serve the Company upon and subject to the following terms and conditions:-

1.       Definitions and Interpretation
         ------------------------------

1.1      In this Agreement

"the Act"                     means the Employment Rights Act 1996 (as amended)

"Associated Company"          means a company which is from time to time a
                              subsidiary or a holding company (as those expressions are defined by s.736 Companies Act
                              1985) of the Company or a subsidiary (other than the Company) of a holding company of the Company

"Bank Holidays"               means and includes any day upon which the banks in
                              England and Wales are not open for the transaction of all normal banking business and (for the avoidance of doubt) such term includes Saturdays and Sundays and the term "Public Holidays" shall have the same meaning as Bank Holidays

"the Board"                   means the board of directors from time to time of
                              the Company

"calendar month"              means each period of one month beginning on the
                              first and ending on the last day of each month

"calendar year"               means each period of one year beginning on 1st
                              January and ending on 31st December in the same year

"the Companies Acts"          means the Companies Acts 1985 to 1989

"the Group"                   means the Company and its Associated Companies


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

"a Group Company"             means a company within the Group

"Working Days"                means any day other than a Saturday or a Sunday
                              which is not a Bank Holiday or a Public Holiday


1.2 Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of the same from time to time

1.3 Clause headings are used for ease of reference only and shall not affect the construction thereof

2.       Term of the Appointment
         -----------------------

2.1 The employment of the Executive on the terms of this Agreement commenced on 9th May 1997 and shall continue (subject to termination as hereinafter provided) unless and until determined by either (a) the Executive giving to the Company not less than twelve (12) months' written notice of termination expiring on the last day of a calendar month or (b) the Company giving to the Executive not less than twenty-four (24) months written notice of termination expiring on the last day of a calendar month

2.2 If the Executive's employment is terminated by either party pursuant to clause 2.1 the Executive will have no right to work for the Company during any period of notice (although the Company will have power to require him to do so). If at the commencement of any period of notice or at any time during the period of notice the Executive is informed (whether by the Company or the Board) that he is not required to work for the Company during the remainder of the notice period then he shall become immediately entitled to receive in one lump sum the balance of monies that would have been paid to him during such period of notice had he worked for the Company during such period of notice and the Executive shall, subject to the provisions of clause 9 below, be free immediately to take up alternative employment

         The Company may in its discretion whilst requiring the Executive to remain an employee of the Company for the remaining period of notice also require that he event the Executive's salary and other benefits shall be provided to him in the normal course in accordance with the terms of this Agreement

3.       Duties of the Executive
         -----------------------

3.1 During the period of his employment hereunder the Executive shall serve the Company as Executive Chairman and Chief Executive Officer of the Company. The Executive shall be based at 160 Great Portland Street, London

3.2 The Executive shall if so requested by the Board (without any further remuneration than is hereinafter mentioned) perform such services for any Associated Company and accept such offices in any Associated Company as the Board may reasonably require

3.3 During the continuance of the employment hereunder the Board shall be at liberty from time to time to appoint any other person to act jointly with the Executive and in the event that the Executive is unable through illness, accident or any other incapacity to carry out his duties under this Agreement for any consecutive period of three months the Company may (without prejudice to the provisions of clause 10) temporarily employ any person or


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

         persons to perform those duties in the Executive's place until such time as the Executive is able to resume the performance of his duties

3.4 The Executive shall unless prevented by injury or ill health devote the whole of his time attention and abilities to the business of the Company and shall well and faithfully serve the Company and the Group

3.5      The Executive shall carry out his duties hereunder between the hours of
         9.00 am and 5.00 pm on normal Working Days and during such other hours as may from time to time be necessary in order to fulfil properly his duties hereunder and he shall not be entitled to extra remuneration for work performed outside normal working hours

3.6 The Board shall have the right upon reasonable grounds from time to time to vary the place of the employment of the Executive within England and the Company shall in such event reimburse to the Executive such removal and other expenses as the Executive may reasonably and with the prior approval of the Board incur in consequence thereof

3.7 On termination of his employment under this Agreement the Executive shall (unless the Company waives its right to receive his resignation) give notice of resigning forthwith (without any specific claim for compensation for ceasing to be a director) as a director of the Company and from all offices and directorships held by him in any Associated Company. In the event of such notice not having been received by the Company within two days of the termination of the Executive's employment hereunder, the Company is hereby irrevocably authorised to appoint any director of the Company or its secretary for the time being as the Executive's doing all things requisite to give effect thereto

4.       Remuneration and Expenses
         -------------------------

4.1 The remuneration of the Executive shall be a fixed salary (inclusive of any fees payable to him as a director of the Company or any Associated Company) payable by equal monthly instalments in arrears on the last day of each calendar month with such increments thereto as the Company may from time to time determine. The Executive's salary at the date hereof ii three hundred and sixty three thousand pounds per annum ((pound)363,000 p.a.)

4.2 The salary shall be reviewed by the Board during each calendar year of the term of this Agreement and shall be increased (but not decreased) with effect from 1st January in each such calendar year by such amount as the Board shall in its absolute discretion determine

4.3 In addition to the salary paid to the Executive pursuant to clause 4.1 above the Executive shall be entitled to a bonus in respect of each period ending 31st December of his employment by the Company (the "Bonus"). The Bonus will be paid at the sole discretion of the Board. The criteria for setting the Bonus may be reviewed each year

4.4 Further the Executive shall be entitled during the course of his employment to benefits in line with the Company's policy from time to time and comparable with the terms normally granted to similar status employees in comparable companies in the United Kingdom (and to include in any event medical insurance for the Executive, his wife and minor children and permanent health/disability insurance and life assurance for the Executive and participation in the Company's variable incentive schemes including the Long Term Incentive Plan, Executive Share Option Schemes, Sharesave Scheme and Equity Participation Plan) provided that under no circumstances shall such benefits (including without prejudice to the generality of the foregoing permanent health


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         insurance, private medical insurance, life insurance and the right to participate in the Company's Executive Share Option Schemes, Long Term Incentive Plan, Sharesave Scheme and Equity Participation Plan) be less than the benefits paid to the Executive at the date hereof

4.5 The Company shall reimburse to the Executive all reasonable travelling hotel and other expenses incurred by him in or about the performance of his duties hereunder (including any expenses incurred in attending meetings of the Board or committees of the Board or general meetings of the Company or of any Associated Companies) subject to such expenses being submitted and evidenced in such manner as the Company shall specify from time to time

4.6 The Company may reasonably request the Executive's spouse to accompany the Executive on overseas engagements whereupon the Company shall reimburse the Executive for actual and reasonable expenses incurred in respect of or by the

4.7 The Company shall reimburse the Executive for all reasonable costs of telephone and fax rental and usage

4.8 To allow the Executive to monitor programming the Company shall provide and pay for at the Executive's residence appropriate television and VCR facilities and in addition shall pay for and arrange the installation of equipment necessary to allow reception of direct to home and/or cable television and shall pay all subscriber fees relating thereto

5.       Motor Car
         ---------

5.1 To assist him in the performance of his duties hereunder the Company shall during the term of his employment hereunder (subject to his being fully qualified to drive) provide the Executive with a motor car of a model and type to be agreed between the Executive and the Deputy Chairman (subject to its being suitable for use by a person of his status) and at the Company's cost and expense shall permit him to use it for his own private purposes including use on holidays

         The Company shall from time to time at its own cost and expense replace the same with another car of a type similar to and of a value equivalent to the cost price of the original car (having regard to the effects of inflation) and shall (subject as hereinafter provided) pay the testing taxation insurance premiums and the running expenses of such motor car including petrol lubrication maintenance and repairs

5.2 The Executive shall be permitted to use the said motor car on terms that he shall

         5.2.1 take good care of the car and ensure that it is kept in the state and condition required by law and that the provisions and conditions of any policy of insurance relating to it are observed

         5.2.2 return the car (or such replacement as aforesaid) and its keys to the Company's principal place of business immediately upon the termination of his employment hereunder save that if the Executive's employment is terminated pursuant to clause 2.1 above he shall be entitled to retain and use the car on the like terms as provided in this clause 5 for the period to the date when the notice of termination expires or would have expired but for the provisions of clause 2.2


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5.3      The Executive may elect to receive a cash allowance in such amount as may be fixed by the Company (acting reasonably) in lieu of the provision of a motor car under the provisions of this clause 5

6.       Holidays and Holiday Pay
         ------------------------

6.1 The Executive shall be entitled (in addition to the normal Public and Bank Holidays) to twenty working days' holiday in each calendar year such holiday to be calendar year may be carried forward

6.2 On the cessation of the Executive's employment for whatever reason he shall be entitled to accrued holiday pay in lieu of holidays not taken at that date

7.       Sickness
         --------

7.1 The Executive will notify or cause to be notified the Company as soon as he becomes unfit for work due to illness or injury. Failure to notify will entitle the Company at its absolute discretion to withhold payment of contractual and/or statutory sick pay

7.2 On each occasion the Executive is absent from work due to illness or injury he will provide evidence to the Company that he was unfit for work in accordance with the requirements of the Company from time to time. A doctor's certificate will be required in case of illness or injury lasting more than seven days

7.3 The Company shall be entitled during any period of incapacity of the Executive to require the Executive to undergo a medical examination by a doctor nominated by the Company which doctor shall be entitled to report the result of any such examination to the Company and to the Executive's own doctor

7.4 Subject to compliance with the foregoing provisions of this clause if the Executive is at any time prevented by illness or accident or any other medical incapacity from carrying out fully his duties hereunder his salary will not cease to be payable by reason only of his incapacity for work due to sickness or injury (unless the Executive's employment hereunder shall have been terminated). The Company shall be entitled to deduct from salary paid the maximum of any benefits to which the Executive shall be entitled under the current Social Security Acts whether or not he receives those benefits

8.       Pension
         -------

         The Company will contribute a sum equivalent to between twelve (12) and fourteen (14) percent of salary each year to a pension scheme. The exact value of the Company's contribution will vary at the Company's discretion according to the scheme chosen

9.       Confidentiality and Other Interests and Restrictions After Termination
         ----------------------------------------------------------------------

9.1 In this clause 9 the following expressions shall have the following meanings:

         9.1.1 "Business" shall mean the business of the Group as carried on immediately prior to the Termination Date;

         9.1.2    "Prohibited Area" shall mean the United Kingdom:

         9.1.3 "Protected Information" shall mean all information which is at the Termination Date confidential in relation to the Business, including for the avoidance of


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                  doubt all business, financial, operational, customer and
                  marketing information and trade secrets in relation to the Business;

         9.1.4 "Restricted Period" shall mean the period beginning on the Termination Date and ending on the earlier of (first) the date 12 months from the Termination Date and (second) the date 24 months from the date of either party giving notice of termination under clause 2.1;

         9.1.5 "Termination Date" shall mean the date on which the employment terminates irrespective of the cause or manner

9.2 Since the Executive is likely to obtain Protected Information in the course of the employment and personal knowledge of and influence over suppliers, customers and employees of the Company and Group the Executive hereby agrees with the Company that in addition to the other terms of this Agreement and without prejudice to other restrictions imposed upon him by law, he will, save with the prior written consent of the Company, be bound by the covenants contained in clauses 9.3 to 9.7

9.3 The Executive hereby undertakes that he will not during the Restricted Period, and within the Prohibited Area either solely or jointly or in partnership or association with or as director, manager, agent, employee, consultant, servant or representative of or for any other person, firm or company directly or indirectly carry on or be engaged or concerned or interested in any business competing with the Business provided that nothing contained in this clause shall preclude the Executive from holding any shares or loan capital (not exceeding three per cent of the shares or loan capital of the class concerned then in issue) in any company competing with the Business whose shares are listed or dealt in on a recognised investment exchange

9.4 The Executive hereby undertakes that he will not during the Restricted Period directly or indirectly interfere with or endeavour to interfere with, either on his own behalf or for any other person, firm, company or other undertaking competing with the Business, the business relationship between a Group Company and any customer or supplier therefor or the business relationship between any Group Company and any joint venture partner thereof

9.5 The Executive hereby undertakes that he will not during the Restricted Period either on his own behalf or for any person, firm, company or other undertaking directly or indirectly solicit or endeavour to entice away from the Company or any Group Company any person who is an employee, director, officer, agent or consultant of the Company or any Group Company at the Termination Date

9.6 The Executive hereby undertakes that he will not following the Termination Date, directly or indirectly, divulge or make use of any Protected Information in relation to do so by a court of competent jurisdiction

9.7 Provided that, notwithstanding anything herein contained, the provisions of sub-clauses 9.3, 9.4 and 9.5 shall not apply in circumstances where this Agreement is terminated by the Executive pursuant to sub-clause 10.1 hereof

10.      Termination of employment
         -------------------------

10.1 Either the Executive of the Company may terminate this Agreement immediately if the other party is in material breach of the terms hereof



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10.2     The Company may at any time by notice in writing to the Executive forthwith terminate his employment and the Executive shall have no claim against the Company in respect of such termination if the Executive shall:

         10.2.1 be guilty of any fraud or gross default or misconduct in connection with or affecting the business of the Company or any Associated Company or be convicted of any criminal offence (other than a motoring offence not resulting in a custodial sentence) or

         10.2.2 be guilty of conduct tending to bring him the Company or any Associated Company into disrepute or

         10.2.3 become bankrupt or compound or make any arrangement with his creditors or

         10.2.4 become of unsound mind or a patient for the purpose of any statute (or any part thereof) relating to mental health

10.3 The termination of the Executive's employment shall be without prejudice to any other remedy the Company may have if the termination is caused by the Executive's breach of any term of this Agreement

10.4 The rights of the Company under this clause are without prejudice to any other right it may have at law to terminate the Executive's employment

10.5 Upon the termination of the Executive's employment for whatever reason the Company will be entitled to deduct from any payments then due or becoming due to the Executive (whether in respect of any period before such termination or not) any monies which may then be or become due or may become due thereafter from the Executive to any company within the Group

10.6 In the event of this Agreement being determined by reason of the death of the Executive the personal representatives of the Executive shall be entitled to a proportion calculated pro rata temporis of his salary up to the date of such determination

10.7 liquidation of the Company for the purpose of amalgamation or reconstruction or as part of any arrangement for the amalgamation of its undertaking not involving liquidation and the Executive shall be offered employment with the amalgamated or reconstructed company on terms not less favourable to him (including title and comparable responsibilities and status) than the terms of this Agreement then the Executive shall have no claim against the Company in respect of the termination of his employment by the Company hereunder and previous employment of the Executive with the Company prior to such amalgamation or reconstruction shall be counted as part of the Executive's continuous period of employment for the purposes of the Act

10.8     If this Agreement is terminated by the Executive pursuant to clause
         10.1 above the Executive shall be entitled in lieu of any salary due after the date of termination to a cash payment equal to twenty four
         (24) months salary

11.      Disciplinary Rules
         ------------------

11.1 The terms of this Agreement constitute the disciplinary rules to which the Executive is subject. If the Executive is dissatisfied with any disciplinary decision or has any grievance relating to his employment hereunder he should initially address himself to the


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         Deputy Chairman for the time being of the Company or such other person as the Board shall from time to time direct in writing to the Executive

         If after such initial action the Executive wishes to pursue the matter further he should refer the matter in writing to the Board

11.2 The Company reserves the right in any appropriate case to suspend the employment of the Executive with or without payment of remuneration. If the Executive's employment is terminated during or immediately following any period of suspension without remuneration the Executive shall not be entitled to receive remuneration in respect of discretion the period of suspension unless the Board in its discretion otherwise resolves

12.      Particular of Employment
         ------------------------

         The employment of the Executive hereunder shall also be subject to the terms set out in the Schedule which is added in accordance with the requirements of Part 1 of the Act

13.      Assignment
         ----------

13.1 The benefit and burden of this Agreement will devolve upon and be enforceable by and against the Company's successors and assigns

13.2 For the purposes of this Agreement the Company will be entitled to carry out its obligations as to payment of remuneration and otherwise through such one or more of the companies within the Group as the Board may from time to time expressly determine and the Company may enforce the provisions of this Agreement either

14.      General
         -------

14.1 Notwithstanding the termination or expiry of the Executive's employment hereunder the provisions of this Agreement shall remain in full force and effect in accordance with their terms for so long as may be necessary to give effect thereto

14.2 No amendment to this Agreement or other agreement between the Company and the Executive as to the terms of employment of the Executive shall be legally binding on either of them unless and until such amendment or agreement is confirmed in writing and signed by both the Executive and a duly authorised officer of the Company

14.3 Any notice required to be served hereunder may be served personally or by being sent by recorded delivery in the case of a notice to the Executive to his address mentioned above or his last known home address and any such notice shall be deemed to have been served at the time of delivery in the case of personal service or at the expiration of 48 hours after it is posted

14.4 This Agreement shall be governed by English law which shall be the proper law thereof in all respects


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IN WITNESS whereof this Agreement has been executed by the Company and the
Executive on the day and year first above written



















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                                   SCHEDULE 1
                                   ----------

                        Statement of terms of employment
                        --------------------------------

1.       Amplification of terms of employment:

         (a)      Name of the employer: FLEXTECH plc

         (b) Address of the employer: The Quadrangle Imperial Square Cheltenham Gloucestershire GL5O 1YX

         (c)      Name of the Executive: ADAM NICHOLAS SINGER

         (d) Address of the Executive: 8 Oxhey Road, Oxhey, Watford, Herts, WD1 4QE

         (e)      Date of commencement of continuous employment: 9th May 1997

                  No period of employment with a previous employer counts as part of the Executive's continuous period of employment with the Company

         (f) Remuneration - See clause 4:(pound)363,000 per annum payable in monthly instalments in arrears

         (g)      Notice: See clause 2

         (h)      Job Title: Executive Chairman

         (i) Hours of Work: There are no fixed hours of work - see clause 3 of the Agreement

         (j)      Holidays: See clause 6 of the Agreement

         (k)      Sickness or injury: See clause 7 of the Agreement

         (l)      Other benefits: See clauses 4, 5, and 8

2. The following information is supplied pursuant to the Act and reflects the Company's current practice

         (a) Disciplinary Rules. There is no formal disciplinary procedure applicable to this employment. The Executive shall merely be expected to exhibit a high standard of propriety in all his dealings with and in the name of the Company and the Associated Companies

         (b)      Grievance Procedure: See clause 11

         (c)      Appeals Procedure: As 3(b) above


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

SIGNED by                           )
for and on behalf of                )
FLEXTECH plc                        )        /s/ Flextech plc
in the presence of:                 )

/s/ Norma Paterson
Norma Paterson



SIGNED by the said                  )
ADAM NICHOLAS SINGER                )        /s/ Adam Singer
in the presence of:

/s/ Stephen S. Cook
Stephen S. Cook





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                            SERVICE AGREEMENT BETWEEN
                            -------------------------

                 FLEXTECH plc and ADAM SINGER DATED 27 MAY 1999
                 ----------------------------------------------



The following amendments apply to the Schedule to the Agreement:

Job Title:                 Chairman and Chief Executive

Remuneration:              With effect from 1 January 2000 the fixed
                           remuneration payable was increased to(pound)400,000 per annum.














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